Exhibit 23.5
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

October 1, 2025

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

BofA Finance LLC

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Ladies and Gentlemen:

BofA Finance LLC, a Delaware limited liability company (the “Company”), and Bank of America Corporation, a Delaware corporation (the “Guarantor”), have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 on October 1, 2025 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Warrants, Series B (the “Warrants”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Warrants prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP